Exhibit (a)(1)(C)

ENZON PHARMACEUTICALS, INC.

UP TO $180,000,000 AGGREGATE PRINCIPAL AMOUNT
OF ITS OUTSTANDING
4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008

CUSIP No. 293904AB4

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 5, 2006, UNLESS THE OFFER IS EXTENDED. ENZON PHARMACEUTICALS, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED IN THE OFFER TO PURCHASE.

June 6, 2006

TO SECURITIES DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

     In connection with the offer by Enzon Pharmaceutical, Inc., a Delaware corporation (“Enzon”), to purchase for cash up to $180,000,000 aggregate principal amount of its 4 1/2% Convertible Subordinated Notes due 2008 (the “Convertible Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 6, 2006 (the “Offer to Purchase”), and the related letter of transmittal (the “Letter of Transmittal”), Wilmington Trust Company has been appointed as the Depositary by Enzon. The Offer to Purchase is being furnished to you as the holder of the Convertible Notes.

     Enzon is offering to purchase up to $180,000,000 aggregate principal amount of its Convertible Notes. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal which, as each may be amended and supplemented from time to time, together constitute the Offer.

     Only Convertible Notes validly tendered and not properly withdrawn will be purchased. The Offer is not conditioned on any minimum number of Convertible Notes being tendered. However, the Offer is subject to those conditions described in the Offer to Purchase and the Letter of Transmittal. See “THE OFFER—Conditions of the Offer” in the Offer to Purchase.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 5, 2006, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

     YOU WILL NOT BE ABLE TO TENDER YOUR CONVERTIBLE NOTES BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR CONVERTIBLE NOTES BY THE EXPIRATION TIME.

     A tender will be deemed to have been received only when Wilmington Trust Company, as the Depositary, receives (i) either a duly completed Agent’s Message through the facilities of DTC at the Depositary’s DTC account or a properly completed Letter of Transmittal and (ii) confirmation of book-entry transfer of the Convertible Notes into the Depositary’s applicable DTC account.

     For your information and for forwarding to your clients for whom you hold Convertible Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	A letter that you may send to your clients for whose accounts you hold the Convertible Notes registered in your name or in the name of your nominee, with an instruction form for obtaining such clients’ instructions with regard to the Offer; and

3.	The Letter of Transmittal for your use and for the information of your clients.

     Enzon will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee, other than D.F. King & Co., Inc. (the “Information Agent”), the Depositary and the Dealer Manager, in connection with the Offer. However, Enzon will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Convertible Notes held by you as a nominee or in a fiduciary capacity. Enzon will pay or cause to be paid any transfer taxes applicable to its purchase of the Convertible Notes except as otherwise provided in the Offer to Purchase and the Letter of Transmittal.

     None of Enzon (or their respective management or the board of directors), the Information Agent, the Depositary, the Dealer Manager or their respective affiliates makes any recommendation to any holder of any of the Convertible Notes as to whether to tender any such Convertible Notes. Enzon has not authorized any person to make any such recommendation. Holders of the Convertible Notes should carefully evaluate all information in the Offer, consult their own investment and tax advisors, and make their own decisions about whether to tender such Convertible Notes and, if so, how many Convertible Notes to tender. Any questions related to the Offer and requests for assistance may be directed to the Information Agent identified on and at its address and telephone number set forth on the back page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent by calling them at the number set forth on the back page of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ENZON, THE INFORMATION AGENT, THE DEPOSITARY, THE DEALER MANAGER OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Encls.